UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

International Media Acquisition Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

INTERNATIONAL MEDIA ACQUISITION CORP.

1604 US Highway 130

North Brunswick, NJ 08902

July 27, 2023

Dear Stockholders:

As you know, a special meeting (the “Special Meeting”) of stockholders of International Media Acquisition Corp. (the “Company,” “International Media,” “IMAQ” or “we”) was scheduled to be held at 9:30 a.m. Eastern Time on July 31, 2023 to consider and vote upon the following proposals:

(i)

Proposal 1 - A proposal to amend IMAQ’s current certificate of incorporation (the “Current Charter”), giving the Company the right to further extend the date by which it has to consummate a business combination (the “Combination Period”) for twelve (12) additional one (1) month periods from August 2, 2023 to August 2, 2024 (i.e., for a total period of time ending 36 months from the consummation of its initial public offering (the “IPO”) (the “Charter Amendment”) (we refer to this proposal as the “Charter Amendment Proposal”);

(ii)

Proposal 2 - A proposal to amend IMAQ’s investment management trust agreement, dated as of July 28, 2021 (the “Trust Agreement”), by and between the Company and Continental Stock Transfer & Trust Company (the “Trustee”), allowing the Company to extend the Combination Period for twelve (12) additional one (1) month periods from August 2, 2023 to August 2, 2024 (i.e., for a total period of time ending 36 months from the consummation of the IPO) (as amended, the “Trust Amendment”) by depositing into the trust account (the “Trust Account”) $128,513.70 for each one-month extension (each, an “Extension Payment”) (we refer to this proposal as the “Trust Amendment Proposal”); and

(ii)	Proposal 3 - To act on such other matters as may properly come before the meeting or any adjournment or adjournments thereof (we refer to this proposal as the “Adjournment Proposal”).

On or about July 18, 2023, the Company mailed to you a proxy statement relating to the Special Meeting, and filed a supplement to the proxy statement on July 20, 2023. The attached Supplement to the proxy statement contains additional information that supplements the proxy statement, as amended. The Company urges you to read this Supplement, together with the proxy statement previously sent to you, carefully and in its entirety.

The Company is providing this Supplement to clarify (i) that the current redemption price in the event that a stockholder redeems its shares as of July 14 would be approximately $10.92 per share (based on the trust account balance of $21,554,411.14 as of July 14, 2023), which includes interest that may be used to pay any accrued but unpaid taxes, and (ii) that we may, on or prior to the 24-month anniversary of the effective date of the registration statement relating to our initial public offering, instruct Continental Stock Transfer & Trust Company, the trustee with respect to the trust account, to liquidate the U.S. government securities or money market funds held in the trust account and, thereafter, to hold all funds in the trust account in an interest bearing bank deposit account until the earlier of the consummation of our initial business combination or our liquidation.

I look forward to seeing you at the meeting.

July 27, 2023	By Order of the Board of Directors,

/s/ Shibasish Sarkar
Shibasish Sarkar
Chief Executive Officer

Your vote is important. If you are a stockholder of record, please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the special meeting. If you are a stockholder of record, you may also cast your vote virtually at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank how to vote your shares, or you may cast your vote virtually at the special meeting by obtaining a proxy from your brokerage firm or bank. Your failure to vote or instruct your broker or bank how to vote will have the same effect as voting against the Extension Amendment Proposal and the Trust Amendment Proposal, and an abstention will have the same effect as voting against the Charter Amendment Proposal and the Trust Amendment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of the Adjournment Proposal.

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SUPPLEMENT NO. 2 DATED JULY 27, 2023

TO

PROXY STATEMENT

DATED JULY 18, 2023

INTERNATIONAL MEDIA ACQUISITION CORP.

1604 US Highway 130

North Brunswick, NJ 08902

This proxy statement supplement (the “Supplement”) is being filed with the United States Securities and Exchange Commission and is being made available to stockholders of record of International Media Acquisition Corp. (the “Company”) as of the close of business on July 7, 2023. The following information supplements and should be read in conjunction with the original proxy statement dated July 20, 2023, that the Company mailed to you on or about July 18, 2023 (as amended by Supplement No.1 thereto, the “Original Proxy Statement”). All capitalized terms not defined herein shall have the same meaning as in the Original Proxy Statement.

The Company is providing this Supplement to clarify (i) that the current redemption price in the event that a stockholder redeems its shares as of July 14 would be approximately $10.92 per share (based on the Trust Account balance of $21,554,411.14 as of July 14, 2023), which includes interest that may be used to pay any accrued but unpaid taxes, and (ii) that we may, on or prior to the 24-month anniversary of the effective date of the registration statement relating to our IPO, instruct Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government securities or money market funds held in the Trust Account and, thereafter, to hold all funds in the Trust Account in an interest bearing bank deposit account until the earlier of the consummation of our initial business combination or our liquidation.

No other information in the Original Proxy Statement has been revised, supplemented, updated or amended.

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